EXHIBIT 5

September 15, 2006

Seawright Holdings, Inc. 600 Cameron Street Alexandria, VA 22134

Re:
14,492,615 shares of common stock, par value $0.01 (the “Shares”), of Seawright Holdings, Inc. (the “Company”), to be resold pursuant to the Company’s Registration Statement on Form SB-2 (Reg. No. 333-135810), as filed on July 17, 2006, and as amended on or about September 15, 2006 (such Registration Statement, as it may be amended from time to time, the “Registration Statement”)

Ladies & Gentlemen:

We have acted as counsel to the Company in connection with the proposed resale of the Shares by the certain holders thereof (the “Selling Stockholders”) named in the Registration Statement, pursuant to and as described in the Registration Statement.

In connection with this opinion (the “Opinion”), we have examined the Registration Statement, the prospectus included therein (the “Prospectus”), the transaction documents pursuant to which the Shares held by each Selling Stockholder were or will be initially sold by the Company (the “Transaction Documents”) and the Company’s Amended and Restated Certificate of Incorporation, dated as of September 26, 2003 and as currently in effect. In addition to the foregoing, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate, in our professional judgment, to render this Opinion. We have also relied, without further independent investigation, as to certain matters of fact, on information obtained from public officials, from officers of the Company and from other sources believed by us to be responsible. With your express consent and approval, we have made all assumptions in connection with this Opinion without further investigation or inquiry, unless and to the extent otherwise specified.

Based upon the foregoing, and subject to the assumptions, limitations and matters of reliance set forth herein, we are of the following opinions. The Shares have been duly authorized by the Company. The Shares, when (with respect to such Shares that have not yet been issued) they have been issued and delivered against payment of the consideration as contemplated by the relevant Transaction Documents, are, or will be, as applicable, validly issued, fully paid, and nonassessable.

We consent to the filing of this Opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

We are members of the Bar of the District of Columbia. We do not hold ourselves out as experts on, nor do we express any opinion as to or with respect to the applicability of, the laws of any jurisdiction, other than the General Corporation Law of the State of Delaware. The opinions set forth in this Opinion express our professional judgment as to how the highest court of the State of Delaware would appropriately resolve the issues in question.

We have assumed, without further investigation, the following: (a) the Transaction Documents and all other agreements contemplated thereby are or will be enforceable against the respective parties thereto, in accordance with their respective terms; (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and (c) each certificate issued by a government official concerning a person or entity’s property or status is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

This Opinion deals only with the specific legal issues it explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

This Opinion speaks only as of its date. We have no obligation to advise the Company (or any third party) of changes in law or fact that occur after the date of this Opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this Opinion.

Very truly yours, /s/ McKee Nelson LLP MCKEE NELSON LLP